EXHIBIT 99.1

ENGlobal Reports First Quarter 2013 Results

HOUSTON, May 14, 2013 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today its financial results for the first quarter ended March 30, 2013.

First Quarter 2013 Highlights Compared to First Quarter 2012:

  $0.07 earnings per share, an increase from a loss per share of $0.01
  Revenue of $49.8 million, a decrease of 15.9%
  Gross profit margin as a percentage of revenue of 11.7%, an increase from 11.1%
  Corporate SG&A decreased from $4.0 million to $3.4 million

ENGlobal reported net income of approximately $1.9 million, or $0.07 per share, and a net loss from continuing operations of approximately $1.0 million, or $0.04 per share for the quarter ended March 30, 2013.  This compares to a net loss of approximately $0.1 million, or $0.01 per share, and a net loss from continuing operations of approximately $0.9 million, or $0.03 per share, for the quarter ended March 31, 2012. First quarter 2013 revenues decreased to $49.8 million, 15.9% lower than the $59.2 million for the first quarter of fiscal year 2012, primarily due to lower engineering, procurement and construction (EPC) project revenues in the Engineering and Construction segment and the conclusion of several projects in the fabrication division of the Automation segment in 2012.

Although the Company's borrowings under our credit facility have been reduced, interest expense, fees, and consulting services associated with the credit facility were approximately $520,000 higher during the first quarter of 2013 when compared to the first quarter of 2012.

Management's Assessment

"We are pleased to see the anticipated financial impact of the strategic divesture of the land and inspection divisions in late 2012," said William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer. "We continue to evaluate alternatives for improving our financial condition and further paying down debt. Operationally, we are making good progress on increasing profit margins under both new and existing master service agreements.  It is important to note that we have been successful in landing several significant contracts from new clients in various geographical regions as well negotiating contract extensions from a number of long-term clients, which indicates the viability of our business development efforts."

Mark A. Hess, ENGlobal's Chief Financial Officer, added, "We have been focused on our core engineering and automation businesses since the first of the year, greatly reducing exposure to EPC projects. As of March 30, 2013, project backlog was approximately $205 million, which was roughly unchanged from December 29, 2012. During the first quarter, we produced cash from operations that was used to pay down our credit facility."

The Company's gross profit margin as a percentage of revenue increased to 11.7% in the three months ended March 30, 2013 as compared to 11.1% for the three months ended March 31, 2012. The primary reason for this increase is reduced variable costs and improved efficiencies in the Automation segment.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended March 30, 2013 and March 31, 2012, respectively:

	Quarter Ended				Quarter Ended
(dollars in millions)	March 30, 2013				March 31, 2012
Segment	Total	% of Total	Gross	Operating	Total	% of Total	Gross	Operating
	Revenue	Revenue	Profit	Profit	Revenue	Revenue	Profit	Profit
			Margin	Margin			Margin	Margin

Engineering & Construction	$40,057	80.5%	9.5%	4.9%	$45,567	59.4%	11.1%	6.7%
Automation	9,706	19.5%	20.5%	10.5%	13,605	17.7%	11.0%	3.1%
Discontinued Operations	—	—%	—%	—%	17,530	22.9%	9.5%	3.4%
Consolidated	$49,763	100.0%	11.7%	6.0%	$76,702	100.0%	10.7%	5.3%

Overall, selling, general and administrative ("SG&A") expenses decreased $0.9 million, or 12.8%, from $7.1 million in the three months ended March 31, 2012 to $6.2 million for the three months ended March 30, 2013. As a percentage of revenue, SG&A increased to 12.6% for the three months ended March 30, 2013, from 12.0% for the comparable period in 2012.

The amount outstanding on the credit facility was $20.2 million at March 30, 2013, $26.8 million at December 29, 2012, and $19.4 million at May 13, 2013.  As previously announced, the Company entered into the Second Amendment to Revolving Credit and Security Agreement, Waiver and Forbearance Extension on December 18, 2012. Under the terms of the Amendment, the maximum revolving amount was reduced from $35.0 million beginning on February 1, 2013 as follows: $31.5 million for the period from February 1, 2013 through and including April 29, 2013, and $26.5 million for the period from April 30, 2013 through and including the last day of the term, which is presently May 29, 2015.

The Company is currently in default under the terms of the credit facility with its senior lender and the Second Amendment to the Forbearance Agreement expired on April 30, 2013. However, the lender has not taken any action with respect to the Company's defaults and the Company continues to actively discuss with the lender the terms under which such defaults may be cured or waived.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 will be filed with the Securities and Exchange Commission later today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal currently has approximately 1,400 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms of the forbearances under the PNC Credit Facility and Ex-Im Bank Facility; (2) our ability to obtain an extension of the forbearance periods under the PNC Credit Facility and Ex-Im Bank Facility or otherwise obtain the cure or waiver of defaults under the PNC Credit Facility and Ex-Im Bank Facility; (3) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (4) our ability to achieve profitability and sustainable positive cash flow from our operations; (5) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the Financial Accounting Standards Board; (6) the effect of changes in the business cycle and downturns in local, regional and national economy and our ability to respond appropriately to the current worldwide economic financial situation;(7) the effect on the Company's competitive position within its market area in view of, among other things, the increasing consolidation within its services industries, including the increased competition from larger regional and out-of-state engineering and professional service organizations; (8) the effect of increases and decreases in oil prices; (9) the availability of parts from vendors; (10) our ability to collect accounts receivable in a timely manner; (11) our ability to accurately estimate costs and fees on fixed-price contracts; (12i) our ability to hire and retain qualified personnel; (13) our ability to retain existing customers and get new customers; (14) our ability to mitigate losses; (15) our ability to achieve our business strategy while effectively managing costs and expenses; (16) our ability to estimate exact project completion dates; (17) our ability to effectively monitor business done outside of the United States; (18) our ability to realize the benefits of the sale of our Field Solutions segment, including our ability to collect unbilled trade receivables; (19) the performance of the energy sector; and (20) the effect of changes in laws and regulations with which the Company must comply, and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable. The Company cautions that the foregoing list of important factors is not exclusive. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

This press release includes certain non-generally accepted accounting principle ("non-GAAP") financial measures. The accompanying information provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

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Financial Highlights
(dollars in thousands, except losses per share)

	Quarter Ended	Quarter Ended
	March 30, 2013	March 31, 2012

Operating revenues	$49,763	$59,172
Operating costs	43,964	52,622
Gross profit	5,799	6,550

Selling, general and administrative expenses	6,212	7,126
Operating loss	(413)	(576)

Other income (expense):
Other income (expense), net	$122	$1
Interest expense, net	$(614)	$(302)

Loss from continuing operations before income taxes	(905)	(877)

Provision (benefit) for federal and state income taxes	$93	$(26)

Loss from continuing operations	$(998)	$(851)

Income from discontinued operations, net of taxes	$2,935	$711

Net income (loss)	$1,937	$(140)

Income (Loss) per common share - basic and diluted:
Loss from continuing operations	$(0.04)	$(0.03)
Income from discontinued operations	$0.11	$0.02
Net income (loss)	$0.07	$(0.01)

Weighted average shares used in computing losses per share - basic and diluted (in thousands):	27,041	26,813

Weighted average shares used in computing losses per share - basic and diluted (in thousands):	27,151	26,813

Selected Balance Sheet Information (in thousands):	As of
	March 30, 2013	December 29, 2012

Cash (1)	$1,025	$738
Working capital	14,146	13,303
Property and equipment, net	2,752	2,997
Total assets	70,797	78,687
Long-term debt, net of current portion	20,242	26,829
Stockholders' Equity	27,280	25,299

(1) ENGlobal uses its cash position to pay down its credit facility.
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com